Exhibit 4.19
4 November 2025 Evotec SE and Sandoz AG Agreement for the sale and purchase of all shares in Just Evotec Biologics EU (SAS)

Project Arboris Sale and Purchase Agreement 4 November 2025 2 137 Contents Clause Page Preamble ....................................................................................................................... 4 1. Sale and purchase of Shares .............................................................................. 5 2. Purchase Price ................................................................................................... 5 3. Closing Statement/settlement payments ........................................................... 7 4. Pre Effective Date undertakings ....................................................................... 8 5. Conditions to Closing ..................................................................................... 10 6. Closing ............................................................................................................ 13 7. Seller Warranties ............................................................................................. 15 8. Purchaser Warranties ...................................................................................... 17 9. Third-Party Claims .......................................................................................... 17 10. Tax .................................................................................................................. 18 11. Insurance ......................................................................................................... 18 12. Employees ....................................................................................................... 18 13. Inter-Company Loan Amounts and Inter-Company Trading Debt ................. 18 14. Changes of name ............................................................................................. 19 15. Indemnification of Beneficiaries ..................................................................... 19 16. Information, records and assistance post Effective Date ................................ 20 17. Specific Indemnities ........................................................................................ 23 18. Payments ......................................................................................................... 26 19. Costs ................................................................................................................ 27 20. Announcements ............................................................................................... 28 21. Confidentiality ................................................................................................ 28 22. Assignment ..................................................................................................... 30 23. Set-off Rights .................................................................................................. 30 24. Further assurances ........................................................................................... 31 25. Notices ............................................................................................................ 31 26. Conflict with other agreements ....................................................................... 32 27. Whole agreement ............................................................................................ 32 28. Variations ........................................................................................................ 32 29. Invalidity ......................................................................................................... 32 30. No third-party enforcement rights .................................................................. 33 31. Governing law and jurisdiction ....................................................................... 33

Project Arboris Sale and Purchase Agreement 4 November 2025 4 137 Agreement for the sale and purchase of Just Evotec Biologics EU SAS dated 4 November 2025 Parties (1) Evotec SE, a publicly listed Societas Europaea incorporated under the laws of Germany, registered with the commercial register of the local court of Hamburg under the registration number HRB 156381, whose business address is at Essener Bogen 7, 22419 Hamburg, Germany (the Seller); and (2) Sandoz AG, a publicly listed stock corporation incorporated under the laws of Switzerland, registered with the Commercial Register Office of the Canton of Basel-Stadt under the registration number CHE-103.977.765, whose business address is at Centralbahnstrasse 4, 4051 Basel, Switzerland (the Purchaser), (each a Party in this Agreement and collectively, the Parties). Preamble (A) The Seller is the sole shareholder of the Company. (B) The Company is engaged in the development of biosimilars and biopharmaceutical drug substances (hereinafter the Goods) as well as their production to support clinical trials and commercial manufacturing (including, but not limited to, its perfusion-based continuous manufacturing platform and other proprietary platform technology owned by Just Evotec Biologics, Inc., a Delaware corporation wholly owned by the Seller (JEB US)). (C) The Seller intends to sell all of the Shares and the Purchaser intends to purchase such Shares on the terms of this Agreement (hereinafter the Transaction). (D) The works council of the Company has been consulted on the sale of the Shares to the Purchaser and issued its opinion on 3 September 2025. Each employee of the Company has been informed of the sale of the Shares in accordance with articles L. 23-10-7 et seq. of the French Commercial Code. (E) The Purchaser and JEB US have entered into that certain Master Collaboration Agreement (effective 9 May 2023) as amended by six amendment agreements (MCA) governing the collaboration between the Purchaser and JEB US with regard to the development and manufacture of a pipeline of biosimilar products to enable the Purchaser to commercialize those products. (F) With effect as of the Effective Date JEB US and the Purchaser intend to enter into that certain Framework Services Agreement and that certain License Agreement. Under the Framework Services Agreement, JEB US will, for an interim period, continue to provide certain product development services, including those contemplated under the MCA, and transfer the activities in respect of such product development to the Company, and will provide technology transfer services, in respect of the products developed by it for the Purchaser as well as the Just Platform Technology (as defined in the Framework

Project Arboris Sale and Purchase Agreement 4 November 2025 5 137 Services Agreement). Under the License Agreement, JEB US grants a license to the Purchaser in respect of the Just Platform Technology. (G) In connection with the transactions contemplated under this Agreement and contemporaneously with the Framework Services Agreement and the License Agreement, the Parties intend to enter into that certain Site Services and Transitional Services Agreement. (H) The overall purpose of the transactions contemplated by this Agreement, the Site Services and Transitional Services Agreement, the Framework Services Agreement and the License Agreement is to enable the Purchaser and any of its Affiliates to assume the development and manufacturing activities of JEB US agreed under the MCA and to equip the Company with the capabilities to achieve and/or carry out the development and manufacturing activities independently and in accordance with the timelines agreed pursuant to the Framework Services Agreement (the Transaction Purpose). By means of the purchase of the Company, the Parties also seek to support a technology transfer of JEB Just Platform Technology (as defined in the Framework Services Agreement) as contemplated in the MCA, as such technology transfer is defined and described in the Framework Services Agreement. (I) Words and expressions used in this Agreement shall be interpreted in accordance with Schedule (D) (Definitions and interpretation). Now therefore it is agreed: 1. Sale and purchase of Shares Subject to the terms of this Agreement, the Seller hereby sells (verkauft) and the Purchaser hereby purchases (kauft), with economic effect as of the Effective Date, the Shares (together with all rights attaching thereto as of the Effective Date, including the right to receive dividends in respect of the current fiscal year and in respect of previous fiscal years, in each case to the extent that such dividends have not been paid to the Seller (or any then existing shareholder(s)) prior to or on the Effective Date). 2. Purchase Price 2.1 The aggregate purchase price to be paid by the Purchaser to the Seller for the Shares (the Purchase Price) shall be the amount resulting from the following calculation: (a) EUR 225,000,000 (two hundred twenty-five million euros) (the Enterprise Value); plus (b) an amount equal to the Cash of the Company; minus (c) an amount equal to the Debt of the Company;

Project Arboris Sale and Purchase Agreement 4 November 2025 6 137 plus (d) if the Net Working Capital of the Company exceeds the Target Net Working Capital, the amount in excess of the Target Net Working Capital; minus (e) if the Net Working Capital of the Company is less than the Target Net Working Capital, the amount which is less than the Target Net Working Capital. 2.2 For purposes of clause 2.1 and throughout this Agreement: (a) Cash means the amount as per the Effective Date of those items that are to be accounted for in the relevant accounts listed under Schedule 2.2 (Cash, Debt, Working Capital); (b) Debt means the amount as per the Effective Date of those items that are Schedule 2.2 (Cash, Debt, Working Capital); (c) Net Working Capital means the amount as per the Effective Date of those items that are to be accounted for in the relevant accounts listed under Net Working Capital in Schedule 2.2 (Cash, Debt, Working Capital); and (d) Target Net Working Capital means the negative amount of EUR 1,835,474 (one million eight hundred thirty-five thousand four hundred seventy-four euros); .. 2.3 The relevant amounts under clause 2.2 above shall be determined in accordance with the specific methods and principles set out in Schedule 2.3 (Accounting Guidelines) (the Accounting Guidelines). 2.4 As soon as practicable, but no earlier than ten (10) and no later than seven (7) Business Days prior to the Scheduled Closing Date, the Seller shall provide the Purchaser in writing, together with the relevant underlying calculations and figures, including, in particular, the latest monthly balance sheet management accounts available, with a good-faith estimate of the Purchase Price, including estimates of Cash, Debt (including the amounts of the Inter-Company Loans and the Additional Inter-Company Loans which are in any case to be shown as separate items (if any)) and Net Working Capital (the Estimated Purchase Price). The Purchaser and its advisers shall be given reasonable opportunity to verify the calculations and estimates of the amounts provided by the Seller, including, for the avoidance of doubt, the right to raise corresponding questions and to receive respective answers from the Seller, and, in the event of justified concerns, to negotiate in good faith a potential adjustment of the estimated amounts, taking into account the short time period remaining until the Closing. Insofar as there is any disagreement which cannot be settled until the

Project Arboris Sale and Purchase Agreement 4 November 2025 7 137 shall prevail. 2.5 On the Scheduled Closing Date, the Purchaser shall pay the Estimated Purchase 2.6 The Parties acknowledge that, following Closing, the Company is expected to receive additional grant income from Bpifrance and Région Occitanie (the Additional Grants). The Purchaser shall pay deemed as an adjustment to the Purchase Price in accordance with clause 2.8 an amount equal to the full amount of any actually received Additional Grants to the Seller (but net of (i) a lump-sum amount of 16.6 % of the Additional Grants to account for any Taxes arising at the level of the Company in connection with the receipt of such Additional Grants or (ii) any statutory fees or necessary out-of-pocket costs incurred in connection with the receipt of such Additional Grants or payment of such amount to the Seller (for the avoidance of doubt, excluding any internal administration or overhead costs incurred by the Company or the Purchaser)), provided that these amounts are received after the Effective Date, promptly upon each receipt of any such Additional Grants by the Company and, in any event, in each case no later than ten (10) Business Days after such receipt. The Purchaser shall promptly (unverzüglich) notify the Seller of each receipt of any Additional Grants. It being specified, for the avoidance of doubt, that any amounts paid by Bpifrance or Région Occitanie that the Company is required to repay in accordance with the terms and conditions of the BPI Subsidy Agreement and/or the Région Occitanie Advance Agreements and schedules agreed therein, shall not be considered as Additional Grants. The Purchaser shall procure that the Additional Grants received by the Company shall not be passed through to the Purchaser in violation of the BPI Subsidy Agreement and the Région Occitanie Advance Agreements. 2.7 The Parties assume that the sale and transfer of the Shares is either not subject to VAT or exempt from VAT. The Seller undertakes not to waive any VAT exemption in respect of the sale and transfer of the Shares. If any VAT is payable on the sale and transfer of the Shares and owed by the Seller without such VAT being caused by a waiver of a VAT exemption by the Seller, the Purchaser shall pay the VAT plus 50 per cent of any interest thereon to the Seller in addition to the Purchase Price ten (10) Business Days after the receipt of an invoice in accordance with applicable law. 2.8 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall, so far as possible, be deemed to be an adjustment of the Purchase Price. 3. Closing Statement/settlement payments The Parties shall determine the final Purchase Price and settle any differences between the Estimated Purchase Price and the final Purchase Price, in accordance with the principles and procedures set forth in Schedule 3 (Closing Statements/Settlement Payments).

Project Arboris Sale and Purchase Agreement 4 November 2025 8 137 4. Pre Effective Date undertakings 4.1 To the extent permitted by applicable law, from the date of this Agreement until the Effective Date (unless otherwise expressly permitted or required by the terms of this Agreement or approved by the Purchaser), the Seller shall ensure that the business of the Company is conducted in the Ordinary Course of Business, s, provided always in compliance with applicable law, and shall comply with the obligations set out in Schedule 4.1 (Conduct of the Company pre-Closing). 4.2 The Purchaser is aware that the Company may need further financing in the period between the date of this Agreement until the Effective Date. In case the Company needs additional funding between the date of this Agreement until the Effective Date in reasonable discretion, the Parties shall promptly and in good faith discuss whether such funding will be provided by way of additional shareholder loan(s) at an interest rate based on margins in line with past practice from the Seller or any other member of the Seller Group to the Company (the Additional Inter-Company Loan(s)). The Parties shall use their reasonable endeavors to reach an agreement on the form of funding within three (3) Business Days of the start of the discussions. If the Parties fail to reach an agreement within this timeframe, the Seller may decide on the form of funding at its sole discretion. The amount to be provided to the actual financial situation and needs under the then given circumstances. 4.3 The Parties agree that, between the date of this Agreement and the Effective Date, the Seller shall, and shall procure that the members of the Seller Group shall use Commercially Reasonable Efforts to adhere to the pre-Closing action plan as attached in Schedule 4.3 (Pre-Closing Action Plan) (the Pre-Closing Action Plan). The Seller shall inform the Purchaser regularly, and promptly upon reasonable request by the Purchaser, and in any case three (3) Business Days prior to the Scheduled Closing Date, in adequate detail about the progress of the implementation of the Pre-Closing Action Plan. 4.4 The Seller shall be responsible (both in terms of an obligation and financially) for all activities as reasonably required from time to time, to (i) separate the Company from the Seller Group, inter alia, by system access separation, data extraction, setup of new instances or other measures as appropriate, and (ii) enable the timely provision of the services as specified under the Site Services and Transitional Services Agreement and the Framework Services Agreement (jointly, the Separation); except in case both Parties agree to effect such Separation activity by setting up a Company-specific, independent system instance for use by the Company post Effective Date, in which case the Seller shall be entitled to charge the agreed associated external set-up costs incurred after the date of this Agreement to the Purchaser.. If full performance and completion of any such agreed separation measures and activities has not been fully accomplished by the Effective Date it shall continue to be an obligation and the financial responsibility of the Seller under and pursuant to this clause 4.4 until full accomplishment.

Project Arboris Sale and Purchase Agreement 4 November 2025 9 137 4.5 Without prejudice to the generality of clause 4.4, to the extent the provision of services under the Site Services and Transitional Services Agreement or under the Framework Services Agreement requires the consent of a third party supplier (Third Party Consent), the Seller shall (i) identify all such Third Party Consents (for clarity: also for reverse services where the Company is the service provider) and (ii) use Commercially Reasonable Efforts to obtain each such Third Party Consent prior to the Effective Date. To the extent that Third Party Consents for a service to be provided to a member of the Purchaser Group are only granted subject to conditions (including the condition of additional payments), the Seller shall notify the Purchaser of any such conditions and allow for the Purchaser to decide whether such conditions shall be accepted. At the request of the Purchaser, the Seller shall provide updates on its progress in obtaining Third Party Consents and in any case five (5) Business Days prior to the Scheduled Closing Date inform the Purchaser in adequate detail about the progress and provide adequate documentation evidencing a Third Party Consent five (5) Business Days prior to the Scheduled Closing Date. All costs and expenses incurred by Seller in connection with identifying and obtaining any Third Party Consents (for clarity: also where the Company is the service provider) shall be shared equally between the Parties. 4.6 To the extent the Seller is unable to obtain any Third Party Consent in accordance with clause 4.5 or any such Third Party Consent is revoked or terminated, in the period prior to and post-Closing (i) the Seller shall notify the Purchaser as soon as reasonably possible upon becoming aware and (ii) the Seller shall co-operate with the Purchaser to determine a commercially reasonable alternative and use Commercially Reasonable Efforts to minimize any adverse impact on the Purchaser or any other member of the Purchaser Group. All costs, expenses or other losses incurred by the Purchaser and/or the Company resulting from the Seller being unable to obtain any Third Party Consent, shall be shared equally between the Parties. 4.7 The Seller shall, for a period of up to three (3) months after the Effective Date, use Commercially Reasonable Efforts to answer ad-hoc questions as reasonably required and requested by the Company or the Purchaser or any of their relevant Representatives in respect of all areas where prior to the Effective Date a member of the Seller Group provides a service to the Company, which service shall not be continued after the Effective Date either under the Site Services and Transitional Services Agreement (including, for the avoidance of doubt, as an Omitted Services as defined therein) and or under the Framework Services Agreement. 4.8 Until the Effective Date, the Purchaser and its Representatives shall not seek and to the extent that the Seller, in its sole discretion, has given its prior consent to such interaction, or unless specifically agreed under this Agreement or any Transaction Document. The exchange of sensitive information and the taking of actions under this Agreement are subject to strict compliance with applicable antitrust laws (including appropriate clean team procedures, as required).

Project Arboris Sale and Purchase Agreement 4 November 2025 10 137 4.9 In the period until the Effective Date the Parties shall, and the Seller shall procure that the Company will, to the extent legally permissible, cooperate in good faith and meet in person or telephonically or via videoconference on a regular basis and in addition at such times as are reasonably requested by the Seller or the Purchaser to review and discuss the status and the implementation of the Pre-Closing Action Plan, the Separation and the Third Party Consents, and any issues arising in connection with such matters. 4.10 Framework Services Agreement shall apply as from the date of this Agreement. 4.11 The Seller shall, and shall procure that JEB US will, use Commercially Reasonable Efforts to assist the Purchaser in executing its own IP agreements with the respective third parties relating to any IP which is used by the Company to conduct or carry on its business or that are necessary for the Company to achieve the Transaction Purpose and for which the Seller or JEB US have concluded IP agreements with such third parties, but are not allowed to grant sublicenses to the Purchaser or the Company. Such IP Contracts in particular include the agreements relating to Horizon. 4.12 In the period until Closing, the Seller shall without undue delay deliver to the Purchaser a notice, providing in reasonable detail, if any circumstances or events become known (bekannt geworden sind) which render any statement under any Warranties untrue or incorrect or no longer true and correct. 5. Conditions to Closing 5.1 The obligation to carry out Closing is subject to the following Conditions being met or waived in writing in accordance with the terms of this Agreement: (a) a confirmation in writing issued by the French Ministry in charge of Economy (French Ministry of Economy) that the Transaction is not subject to the prior authorization process provided by Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code; or the express approval of the Transaction (including, as the case may be, subject to conditions), issued by the French Ministry of Economy in accordance with Articles L. 151-3 and R. 151-1 et seq. of the French Monetary and Financial Code; (b) all actions and measures which are set out in the Pre-Closing Action Plan as to be completed by the end of the fourth (4th) Business Day prior to the end of the relevant calendar month during which the Scheduled Closing Date shall occur, have been duly implemented in all material respects and confirmed accordingly by the Seller, and jointly agreed and documented accordingly by the Parties; and (c) no Material Adverse Change has occurred between the date of this Agreement and the Scheduled Closing Date, it being understood that for the purposes of this Agreement, Material Adverse Change shall mean only the occurrence of the following events (and no others), provided that (i) the event was not actually known to the Purchaser as of the date of this Agreement, and (ii) such event has or is reasonably likely to have

Project Arboris Sale and Purchase Agreement 4 November 2025 11 137 an adverse effect (as defined below) on the business operations or financial condition of the Company or JEB US: (i) substantial destruction or damage to the main manufacturing facilities or essential assets (including essential Intellectual Property Rights), or (ii) material reduction in its ability to carry on its core business operations caused by a change in law or otherwise, including development or other technical activities, or the suffering of a material loss of operational capacity or capability, in each case (i) and (ii) (A) either of the Company, or of JEB US, but in respect of JEB US only to the extent that, as a direct consequence, the Company anticipates unrecovered costs exceeding EUR 25,000,000, or (B) it is objectively and demonstrably established that the Seller, or a relevant member of the Seller Group, will be unable to provide essential services to be rendered under the FSA and TSA after the Effective Date; provided that no such Material Adverse Change shall be deemed to have occurred if such Material Adverse Change was solely caused because of the Purchaser not complying with its contractual duties as customer of the Company. A Material Adverse Change shall be deemed to have occurred irrespective of whether or not the underlying events, facts or circumstances may give rise to any claims of the Purchaser for damages or indemnification, or any other rights, claims or remedies of the Purchaser under this Agreement. 5.2 The Seller shall, at its own cost, use best endeavours to ensure that the Condition under clause 5.1(b) is fulfilled as soon as practicable after the date of this Agreement. The Seller and the Purchaser shall use their respective best endeavours to ensure that the Condition under clause 5.1(a) is fulfilled as soon as practicable after the date of this Agreement in accordance with the terms of clause 5.3, without, however, the Purchaser being obliged to accept any conditions or obligations (Auflagen oder Bedingungen) as may be indicated by the French Ministry of Economy as a prerequisite for or in connection with the fulfilment of the Condition under clause 5.1(a). 5.3 The Purchaser shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy any relevant Condition and shall take all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with the Seller, within ten (10) Business Days after the date of this Agreement, to the extent not already made prior to the date of this Agreement), and offering to accept, within seven (7) Business Days following receipt of a respective request or information from the French Ministry of Economy, all reasonable conditions that (a) are commercially not significantly burdensome for the Purchaser, and/or (b) exposure in the context of this Transaction and its underlying business rationale.

Project Arboris Sale and Purchase Agreement 4 November 2025 12 137 For this purpose, the Purchaser shall, subject to compliance with applicable Law: (a) promptly (unverzüglich) and sufficiently in advance notify the Seller (and provide copies or, in the case of non-written communications, particulars) of any notice, submission, response or other communication it intends to make or give to a Governmental Entity relating to any such consent, approval or action; (b) communicate with any such Governmental Entity only after prior consultation with the Seller or its advisers (reasonably considering any reasonable comments and requests made by the Seller and its advisers in relation to any notice, submission, response or other communication); (c) regularly inform the Seller of the status of any submissions, notifications, filings or other communication in order to obtain the appropriate consents, approvals or actions from the Governmental Entities at the earliest possible time; (d) upon request of the respective Governmental Entity allow the Seller and its advisers to attend and make oral representations at all meetings, discussions and conferences with such Governmental Entity; and (e) to the extent that a Governmental Authority indicated its consent or approval cannot be given without requiring remedial action, propose, accept, comply with, and/or enter into, within seven (7) Business Days following receipt of a respective request or information from the French Ministry of Economy, any and all reasonable conditions that (a) are commercially not significantly burdensome for the Purchaser and/or (b) risk exposure in the context of this Transaction and its underlying business rationale, which are necessary to obtain the clearance. 5.4 Except as required by applicable law, in the period before the Effective Date, the Parties shall not (i) make any application to any Governmental Entity in relation to the Transaction which is not required to satisfy a Condition, (ii) make any application in relation to the Transaction or otherwise which may reduce the likelihood of obtaining the relevant regulatory approval or (iii) withdraw any application to any Governmental Entity in relation to the Transaction without obtaining the prior written consent to the making thereof and to the form and content thereof. 5.5 The Parties undertake and shall procure that their respective Affiliates shall not take any action, enter into any transaction or agreement (including any merger or acquisition) which if carried out would reasonably likely be expected to materially hinder or prolong the performance of any of the Conditions or otherwise prevent, delay or impair the consummation of the transactions contemplated by this Agreement. 5.6 The Parties shall cooperate reasonably in all respects in the preparation of any application or notice and in all submissions, enquiries and investigations.

Project Arboris Sale and Purchase Agreement 4 November 2025 13 137 5.7 The Seller shall, to the extent permitted by Law, provide to (i) the Purchaser and/or its advisers (subject to appropriate clean team procedures and/or on a counsel-to-counsel basis only) and (ii) any Governmental Entity all information and documentation reasonably requested for the submission of applications, notices and documents to such Governmental Entity. 5.8 The Purchaser may, by notice in writing to the Seller, waive (in whole or in part) any of the Conditions under clauses 5.1(b) and 5.1(c). 5.9 The Seller and the Purchaser shall notify each other promptly (unverzüglich) (but in any event within one (1) Business Day upon becoming aware) that any of the Conditions have been satisfied. The date on or by which all of the Conditions (other than the Condition in clause 5.1(c)) are satisfied (or have been waived in accordance with clause 5.8), and, in the case of the Condition in clause 5.1(c), which requires the non-occurrence of a specific event (a Negative Condition), no such event has occurred on or before the time at which all other Conditions have been satisfied (or have been waived in accordance with clause 5.8), is the Unconditional Date. If the Negative Condition, i.e. the absence of a Material Adverse Change, is not or no longer fulfilled after such Unconditional Date and at the Scheduled Closing Date, the Unconditional Date shall be the date on which the Material Adverse Change has been fully and unconditionally remediated by the Seller. 5.10 If the Unconditional Date has not occurred on or before 31 January 2026, either Party may terminate this Agreement, the Purchaser may terminate this Agreement, by giving written notice to the other Party, provided that a Party may only terminate this Agreement if (i) it has not prevented the timely occurrence of the Unconditional Date or fulfilment of the Negative Condition in bad faith (wider Treu und Glauben) and (ii) it has fully performed its respective obligations under clauses 5.2 to 5.6. Such termination shall only be valid if the recipient Party has received the notice of termination before the Unconditional Date and in any case prior to Closing. 5.11 Any failure to exercise a right to withdraw from this Agreement shall under no circumstances be deemed to constitute a waiver of any other right the Party entitled to such withdrawal may have under or in connection with this Agreement. 5.12 If this Agreement is terminated pursuant to clause 5.10, it shall cease to have legal force and binding effect, except for the Surviving Provisions, which shall not be affected by such termination. In such event, neither Party (nor any of its Affiliates) shall have any continuing obligation to the other Party (or any of its Affiliates) or any claim against the other Party (or any of its Affiliates) under this Agreement, other than claims for breaches of this Agreement that occurred prior to termination or pursuant to the Surviving Provisions. 6. Closing 6.1 Unless otherwise agreed between the Parties, Closing shall take place at the offices of Freshfields in Frankfurt in the afternoon of the last Business Day of the calendar month in which the Unconditional Date occurs. If there are less

Project Arboris Sale and Purchase Agreement 4 November 2025 14 137 than three (3) Business Days between the Unconditional Date and the last Business Day of that calendar month, Closing shall be on the last Business Day of the following calendar month. The Parties may also mutually agree at any time in writing on a different date or place (including by way of electronic means). 6.2 On the Scheduled Closing Date, both the Seller and the Purchaser shall execute or perform (or procure to be executed or performed) all of the documents and actions set out in respect of each Party or any of its Affiliates (as the case may be) in Schedule 6.2 (Closing arrangements). 6.3 If the Seller (on the one hand) or the Purchaser (on the other hand) fails to comply with any Material Obligation in Schedule 6.2 (Closing arrangements), the other Party shall (in addition to and without prejudice to any other available rights and remedies) be entitled to give written notice to the defaulting Party on the Scheduled Closing Date, to: (a) require Closing to take place to the extent practicable in light of the defaults that have occurred; or (b) notify the defaulting Party of a new date for Closing (which shall not be more than thirty (30 Business Days after the Scheduled Closing Date), in which case the provisions of this clause 6.3 (other than this clause 6.3) and Schedule 6.2 (Closing arrangements) shall apply to Closing so postponed but on the basis that such postponement may only be made once; or (c) terminate this Agreement (other than the Surviving Provisions) provided that the defaulting Party does not comply with all of its Material Obligations within a grace period of fourteen (14) Business Days commencing on the Scheduled Closing Date. 6.4 If either the Seller or the Purchaser complies with all its respective Material Obligations in Schedule 6.2 (Closing arrangements) but fails to comply with an obligation in Schedule 6.2 (Closing arrangements) which is not a Material Obligation, the other Party shall be obliged to carry out the Closing and, to the extent that any such obligation is not performed on the Scheduled Closing Date, the defaulting Party shall (without prejudice to any other rights and remedies of the other Party) use its best endeavours to ensure that such obligation is performed as soon as practicable after the Scheduled Closing Date. 6.5 If Closing is deferred in accordance with clause 6.3(b) and either Party fails to comply with its Material Obligations under Schedule 6.2 (Closing arrangements) at such deferred Closing, the non-defaulting Party shall have the right to terminate this Agreement by giving written notice to the other Party. 6.6 For the purposes of clauses 6.3 through 6.5, a Material Obligation is: (i) in relation to the Seller, the obligations set out in paragraph 1 (a), (c) through and including (f) (i) and (j) of Schedule 6.2 (Closing arrangements); and (ii) in relation to the Purchaser, the obligations set out in paragraph 1(c), (j) and (k) of Schedule 6.2 (Closing arrangements).

Project Arboris Sale and Purchase Agreement 4 November 2025 15 137 7. Seller Warranties 7.1 The Seller hereby guarantees to the Purchaser by way of an independent promise of guarantee within the meaning of Sec. 311 para. 1 of the German Civil Code (selbstständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the limitations set out in Schedule 7.1 (Remedies for ) that the statements made in Schedule 7 (Seller Warranties) are correct as at the date of this Agreement (unless the relevant Warranty expressly refers to a different reference date), and shall undertake to use Commercially Reasonable Efforts that such Seller Warranties will be true and accurate also at Closing, in each case unless otherwise Fairly Disclosed in the Disclosure Schedule or, with regard to the Warranties that are (also) given or repeated as of the Scheduled Closing Date, in the Bring-Down Notice, and taking into account that the Seller shall provide the Bring-Down Notice for the purpose of the W&I Insurance, which, for the avoidance of doubt, shall not result in any Claims or adjustment of the Purchase Price against the Seller (except in case of breach of any of the Warranties set forth in paragraph 1.2 of Schedule 7 (Seller Warranties)). 7.2 Any statement in this Agreement qualified by the phrase so far as the Seller is aware, to the knowledge of the Seller or any similar phrase shall be deemed to be made only on the basis of: (a) the actual knowledge of the following individuals at the date of this Agreement: (b) the knowledge the individuals referred to in sub-clause (a) could have had, applying the diligence of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmanns), after due inquiry of the following individuals:

Project Arboris Sale and Purchase Agreement 4 November 2025 16 137 7.3 On the Scheduled Closing Date, the Seller shall deliver to the Purchaser a notice substantially in the form as set out in Schedule 7.3 (Bring-Down Notice) (the Bring-Down Notice) in respect of those Warranties which are given by the Seller (also) as of Closing pursuant to which the Seller reviews such Warranties and Fairly Discloses not earlier than two (2) Business Days prior to the Scheduled Closing Date, in reasonable detail, any circumstances or events having become known (bekannt geworden sind) to the Seller after the date of this Agreement which would render any such Warranties untrue or otherwise incorrect as of the Scheduled Closing Date. 7.4 The Purchaser acknowledges and agrees that, save as set out in the Transaction Documents, no other statement, promise or forecast made by or on behalf of the Seller or any other member of the Seller Group or the Company shall form the basis of any claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement. 7.5 The Purchaser confirms that the Seller shall only be responsible to the extent set out in this Agreement for acts (or omissions), statements made (or omitted) and knowledge held by the individuals set out in clause 7.2(a) above and that all acts, omissions, statements and knowledge of other persons, including but not limited to agents, directors and employees of the Company, shall not be attributed or imputed to the Seller. Without any prejudice to the provisions according to clause 7.2, the Purchaser confirms that the attribution of knowledge of so-called knowledge representatives (Wissensvertreter) to the Seller is expressly excluded. 7.6 The Purchaser acknowledges that no employee, director, officer, adviser or agent of the Company has been appointed or authorised by the Seller as a person assisting the Seller in the performance of its duties (Erfüllungsgehilfe) in connection with the Transaction. No liability shall attach to the Seller in respect to any statement, promise, forecast or disclosure made or omitted by any person assisting the Seller in the performance of its duties (Erfüllungsgehilfe). 7.7 Except for and in relation to persons who have acted fraudulently (arglistig) or with wilful misconduct (vorsätzlich), the Purchaser agrees and undertakes to the Seller that neither it nor any other member of the Purchaser Group shall have any rights in relation to and will waive and shall not make any claim against, any employee, director, officer, adviser or agent of (i) the Company; or (ii) any member of the Seller Group on whom the Purchaser may have relied prior to entering into this Agreement or any other Transaction Document.

Project Arboris Sale and Purchase Agreement 4 November 2025 17 137 8. Purchaser Warranties The Purchaser hereby guarantees by way of an independent promise of guarantee within the meaning of Sec. 311 para. 1 of the German Civil Code (selbstständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the statements made in Schedule 8 (Purchaser Warranties) are correct as at the date of this Agreement and (if the relevant Purchaser Warranty expressly refers to the Effective Date, also) as of Closing. 9. Third-Party Claims 9.1 If a third party (excluding any Governmental or Tax Authority) makes or files against the Purchaser or the Company a claim, suit, action or proceeding, or threatens to commence such proceedings in writing, in respect of which the Purchaser may reasonably believe to be entitled to make a Claim against the Seller (a Third-Party Claim), the Purchaser shall: (a) Notify the Seller without undue delay (and in any event within ten (10) Business Days of becoming aware thereof) of the Third-Party Claim and ensure that the Seller and its respective advisors are given, to the extent available to the Purchaser or the Company, all reasonable information and opportunity to investigate the claim; (b) not admit any liability or enter into any agreement or compromise in respect of any Third-Party Claim without the prior written approval of the Seller (and shall ensure that each member of the Purchaser Group does not do so), such approval not to be unreasonably withheld, conditioned or delayed, and to be deemed given if not withheld or conditioned, as the case may be, in writing within fifteen (15) Business Days of notification, provided that the Purchaser (and members of the Purchaser Group) may take such actions as are necessary to mitigate loss or to comply with applicable Law or regulation; and (c) (subject to indemnification by the Seller of the Purchaser or the relevant member of the Purchaser Group against all reasonable out-of-pocket costs and expenses in respect of that Third-Party Claim) procure that it and each relevant member of the Purchaser Group shall: (i) take such action as the Seller may reasonably request to avoid, resist, challenge, appeal, settle or defend against the Third-Party Claim, provided that the Seller shall always consider in good faith the reasonable interests of the Purchaser and the Purchaser Group; (ii) permit the Seller, always considering in good faith the reasonable interests of the Purchaser and the Purchaser Group, to assume the conduct of any proceedings and/or negotiations arising in connection with the Third-Party Claim if it so desires, provided that such conduct (i) does not violate any Law, or (ii) is not likely to cause a material and quantifiable adverse impact on the Company s core business operations that cannot be

Project Arboris Sale and Purchase Agreement 4 November 2025 18 137 reasonably mitigated and (iii) the Seller confirms that it will indemnify and hold harmless the Purchaser and all relevant members of the Purchaser Group in full in respect of the Third-Party Claim; and (iii) provide the Seller with such information and assistance as it may reasonably require in connection with the preparation and conduct of any proceedings and/or negotiations in relation to the Third-Party Claim such assistance does not materially disrupt the Purchaser (or the .. The Purchaser s failure to comply with its obligations under this clause 9 shall release the Seller from its obligations or liability in respect of the relevant Claim if and to the extent the Seller is actually prejudiced as a result of such failure , gross negligence, or material breach of any other Seller Obligations. 9.2 If a third party (excluding any Governmental or Tax Authority) makes or files against the Seller a claim, suit, action or proceeding, or threatens to commence such proceedings in writing, in respect of which the Seller may reasonably believe to be entitled to make a Claim against the Purchaser if such claim by the third party were successful clause 9.1 shall apply mutatis mutandis. 10. Tax 10.1 In relation to Taxes (except for the Tax Warranties), the provisions of Schedule 10 (Tax Covenant) shall apply, unless this Agreement explicitly stipulates otherwise. 10.2 The Tax Covenant shall come into effect at Closing with the exception of paragraphs 3.1 and 3.2 of the Tax Covenant which shall come into effect at the date of this Agreement. 11. Insurance In relation to policies of insurance in respect of the Company and its business, the provisions of Schedule 11 (Insurance) shall apply. 12. Employees In relation to employment matters, the provisions of Schedule 12 (Employment matters) shall apply. 13. Inter-Company Loan Amounts and Inter-Company Trading Debt In respect of the Inter-Company Loan Amounts, the Additional Inter-Company Loans and the Inter-Company Trading Debt, the provisions of Schedule 13 (Inter-Company Debt) shall apply.

Project Arboris Sale and Purchase Agreement 4 November 2025 19 137 14. Changes of name The Purchaser shall ensure, to the extent legally possible, that: (a) as soon as reasonably practicable after the Effective Date and in any event within three (3) months after the Effective Date, the name of the Company consisting of or containing the word or Evotec is changed to a name that does not consist of or contain that word or a word that is substantially the same or confusingly similar; for the avoidance of doubt, until such change of the name of the Company has been recorded in the relevant register, the Company is permitted to continue Evotec its name (Purchaser shall be obliged and cause the Company to make any relevant filings or applications as soon as reasonably possible); (b) as soon as reasonably practicable after the Effective Date and in any event within nine (9) months after the Effective Date, the Company shall cease using or displaying any trade or service name or trade mark, business name, logo or domain name used or held by any member of the Seller Group or any trade or service name or trade mark, business name, logo or domain name which is substantially the same or confusingly similar to any of them (together ), unless otherwise specified in this Agreement, the Framework Services Agreement, the Licence Agreement or any other agreement between the Purchaser and the Seller or any member of the Seller Group; with regard to any purely internal use or display o nine (9) months period and is only required to undertake Commercially Reasonable Efforts to cease such internal use or display of any and (c) the Company does not hold itself out as being part of, or otherwise connected or associated with, the Seller Group after the Effective Date. 15. Indemnification of Beneficiaries 15.1 If, after the Effective Date, any member of the Seller Group or any of its present or former directors, officers or employees (the Beneficiaries) is held liable by a third party (including, for the avoidance of doubt, the Company, a member of the Purchaser Group or any Governmental Entity other than a Tax Authority) for any existing or future (known or unknown, actual or contingent, accrued or unaccrued) liability or obligation of the Company or any existing or future (known or unknown, actual or contingent, accrued or unaccrued) liability or obligation arising out of or in connection with the conduct of the business of the Company or out of or in connection with any previous direct or indirect shareholding or interest of the Seller in the Company, the Purchaser shall, to the extent permitted by Law, and further provided that such liability or obligation is based on facts occurring before the Effective Date, indemnify (freistellen) the Beneficiaries against any and all liability, loss, damage and injury, together with all reasonable external expenses in connection therewith, including reasonable legal fees, arising out of or resulting from any such third-party claim unless and to the extent (i) the Purchaser is entitled to be indemnified by the Seller under

Project Arboris Sale and Purchase Agreement 4 November 2025 20 137 the terms of this Agreement against such third party claim, (ii) the claim is covered by an insurance policy, or (ii) the Seller s or any other Beneficiary s liability results from (a) any wilful misconduct (Vorsatz) or fraud (Arglist) of the Seller or any other Beneficiary, or (b) any material breach of the Seller or any Beneficiary of any obligation or undertaking under or in connection with this Agreement or any other Transaction Document. 15.2 The Seller shall arrange, with effect from, and for a period of three (3) years after, the Effective Date, for run-off directors and officers (D&O) liability insurance coverage in respect of the persons listed in Schedule 15.2 (Beneficiaries of D&O insurance) with a maximum limit of liability coverage of EUR 5,000,000. For the avoidance of doubt, any deductibles applicable to a claim under the run-off D&O liability insurance shall be borne by the Seller. The cost of the run-off D&O liability insurance policy, including applicable insurance premium taxes and a reasonable broker fee to secure the run-off D&O liability insurance shall be equally shared between the Parties. 15.3 Clause 9 shall apply mutatis mutandis to any third-party claim in the meaning and context of this clause 15. 15.4 Except to the extent that the Seller is liable under clause 17, the Purchaser shall indemnify and hold harmless the Seller, and the Seller Group, against any and all liabilities, losses, or costs arising from any claim, order, fine, or proceeding brought by any third party (including Governmental Entities or neighbors) against the Seller, or and the Seller Group, to the extent such claim relates to Environmental Matters (including Contamination or breach of Environmental Laws), provided that: (a) the Seller (or relevant member of the Seller Group) shall promptly notify the Purchaser in writing of any such third-party claim; (b) the Purchaser shall have the sole and exclusive right to manage, defend, and settle any such third-party claim at its own expense and with counsel of its choice, and the Seller (and relevant member of the Seller Group) shall provide all reasonable cooperation in such defense. 15.5 Any specific claim by a Beneficiary under this clause 15 which is not based on or in response to any claims raised by the Company or any member of the Purchaser Group shall be time-barred thirty six (36) months after the Effective Date and subject to a maximum aggregate liability cap equal to EUR 10,000,000. 16. Information, records and assistance post Effective Date 16.1 For a period of five (5) years after the Effective Date and except as otherwise provided in this Agreement or by mandatory law: (a) each member of the Purchaser Group shall give the Seller (at the Seller s cost) reasonable access, subject to strict compliance with applicable antitrust laws, upon receipt of reasonable advance notice and during Working Hours to the books, accounts, and any other records in its possession (with the right to make copies thereof) so far as they relate to

Project Arboris Sale and Purchase Agreement 4 November 2025 21 137 the Company and the business carried on by the Company in the period up to the Effective Date (the Purchaser Records); and (b) each member of the Seller Group shall give the Purchaser (at the Purchaser s cost) reasonable access, subject to strict compliance with applicable antitrust laws, upon receipt of reasonable advance notice and during Working Hours to the books, accounts, customer lists and any other records in its possession so far as they relate to the Company or the business carried on by the Company (with the right to make copies thereof), but only to the extent reasonably required for tax, accounting, regulatory or other mandatory purposes and so far as they have not already been made available (and still are available), and provide the Purchaser with all reasonably required support and information in connection with such books, accounts, customer lists or other records in its possession, including fully answering any reasonable questions relating to the Company before or on the Effective Date (the Seller Records). These obligations are subject to the provisions of clause 21. 16.2 For a period of three (3) years after the Effective Date and except as otherwise provided in this Agreement or by mandatory law: (a) no member of the Purchaser Group shall dispose of or destroy any of the Purchaser Records without giving the Seller at least two (2) months notice of its intention to do so and a reasonable opportunity to remove and retain them (at the Seller s expense); and (b) no member of the Seller Group shall dispose of or destroy any of the Seller Records without giving the Purchaser at least two (2) months notice of its intention to do so and a reasonable opportunity to remove and retain them (at the Purchaser s expense). 16.3 After the Effective Date: (a) each member of the Purchaser Group shall (at the Seller s expense) provide to each member of the Seller Group such assistance as the Seller may reasonably request in relation to any third-party proceedings (other than Tax Proceedings to which Schedule 10 (Tax Covenant) shall apply exclusively) by or against any member of the Seller Group insofar as they relate to the Company or the business carried on by the Company prior to the Effective Date, including proceedings relating to employee claims; (b) the Seller shall use all reasonable efforts to promptly (unverzüglich) forward to the Purchaser all written notices and correspondence it or a member of the Seller Group receives which relate to the Company and are of relevance to the business of the Company; and (c) the Purchaser shall use all reasonable efforts to promptly (unverzüglich) forward to the Seller all written notices and correspondence a member

Project Arboris Sale and Purchase Agreement 4 November 2025 22 137 of the Purchaser Group receives in relation to the Seller in connection capacity as (former) shareholder of the Company. 16.4 The Purchaser shall ensure that if the Company ceases to be a member of the Purchaser Group before the expiry of the periods specified in clauses 16.1 and 16.2, it shall continue to be able to meet its obligations set out therein with regard to the Company. 16.5 Notwithstanding anything to the contrary in this Agreement, the Seller shall, to the extent permitted by Law and technically feasible, use Commercially Reasonable Efforts to (a) where the retention and continued use of Business Data is not reasonably required to provide a service under the Framework Services Agreement or the Site Services and Transitional Services Agreement, arrange for the transfer of such Business Data to the Company by or on the Effective Date and (b) where the retention and continued use of Business Data is reasonably required to provide a service under the Framework Services Agreement or the Site Services and Transitional Services Agreement, at the Data and provide it to the Purchaser (or its nominee) or the Company. Any such transfer or extraction of Business Data shall be in the format in which such data exists and is maintained in the Ordinary Course of Business, or such other format as the Parties may reasonably agree. The Seller shall, to the extent reasonable, provide information and assistance reasonably requested by the Purchaser to enable the Purchaser to understand such Business Data. The Seller makes no representation or warranty as to the completeness or accuracy of the Business Data. Business Data means all data, documents or records of whatever nature and in whatever form to the extent relating to the Company or its business, whether subsisting before, on or after the date of this Agreement, as maintained in the Ordinary Course of Business, including, without limitation, all related metadata and audit trails, but excluding any data not in the possession or control. The Parties agree that nothing in this clause 16.5 shall require the Seller to transfer or extract any Business Data that it is not lawfully or contractually entitled to transfer or extract. 16.6 The Purchaser shall, or shall procure that the Company will, provide the Seller with all information reasonably requested by the Seller for it to prepare on the fifth (5th) Business Day after the Effective Date, a reporting package in accordance with the International Financial Reporting Standards as of the Effective Date, applied consistently with the and the guidelines set out in Schedule 2.3 (Accounting Guidelines), comprising (i) a balance sheet for the Company as of the Effective Date (Closing Balance Sheet) and (ii) an income statement of the Company for the period up to (and including) the Effective Date, and on the sixth (6th) Business Day after the Effective Date, (iii) all relevant notes and disclosures reasonably requested for the purposes of consolidated financial statements, and completion of the

Project Arboris Sale and Purchase Agreement 4 November 2025 23 137 statements. The Seller will provide the Closing Balance Sheet free of charge to the Purchaser for the purpose of preparing the Closing Statement. 16.7 As soon as reasonably possible following the date of this Agreement, the Seller shall provide the Purchaser with all information reasonably required to identify commercially reasonable, technically feasible, and fully compliant with applicable Law approaches to resolve any identified insufficiencies or non-compliances of the wastewater system at the Toulouse Site to support operations of the Company with three (3) drug substance manufacturing trains at 2 kL manufacturing scale each. The Parties agree that such information shall, to the extent legally permissible, be prepared by the Seller in consultation with the Purchaser, duly taking into account all reasonable comments of the Purchaser and be agreed between the Parties acting in good faith by the Effective Date latest. Following the Effective Date, the Parties shall maintain their cooperation in good faith to resolve any remaining insufficiencies or non-compliances of the wastewater system at the Toulouse Site, including in relation to any such insufficiencies or non-compliances, if any, as may only be identified by the Seller or the Purchaser after the Effective Date, and the Seller shall upon request of the Purchaser use Commercially Reasonable Efforts to provide reasonable information or make relevant personnel available for consultation in this matter. 16.8 For as long as the Purchaser is entitled to raise claims in accordance with clause 17 for Environmental Matters, the Seller shall without undue delay deliver to the Purchaser a notice, providing in reasonable detail, if any circumstances become known (bekannt geworden sind) to Head of EHS, Head of Just-Evotec Biologics or Head of Legal which might reasonably likely constitute an Environmental Matter relating to or affecting the Toulouse Site. The Parties shall cooperate in good faith with regard to any such Environmental Matters. 17. Specific Indemnities 17.1 Subject to the occurrence of Closing, without limiting any other rights or remedies the Purchaser may have under or in connection with this Agreement, the Seller shall compensate, indemnify and hold harmless the Purchaser, and/or or any other member of the Purchaser Group, without undue delay on a euro-for-euro basis, against any and all reasonably foreseeable losses, including any Environmental Liability, as a result of, caused by or in connection with any of the following matters (Specific Indemnities): (a) the wastewater system at the Toulouse Site at the Effective Date not being technically sufficient to comply with Environmental Laws in terms of performance, use and/or capacity to fully enable operations at the Toulouse Site with three (3) drug substance manufacturing trains at 2 kL manufacturing scale, provided that any costs incurred shall be reimbursable to the extent that the rectification measures (i) are commercially reasonable in light of the circumstances; (ii) have been discussed in advance in good reasonable objections and comments have been duly considered. If the Parties are unable to reach agreement within ten (10) Business Days

Project Arboris Sale and Purchase Agreement 4 November 2025 24 137 following such discussion, the Purchaser may proceed with commercially reasonable rectification measures (including to comply with Environmental Laws, any requirement of a Governmental Authority, or to protect health or safety) provided that the Purchaser acts in a reasonable manner and implements measures that are proportionate and appropriate having regard to the nature of the issue, the condition, and intended future use of the affected site or assets, and good industry practice and considers asonable comments (Wastewater Indemnity); (b) any grant income received by the Company prior to Closing (including any Additional Grant received after the Effective Date) under or in relation to the BPI Subsidy Agreement and/or the Région Occitanie Advance Agreements, (i) has to be repaid, refunded or otherwise returned (in full or in part, including with interests), including, for the avoidance of doubt, in the event that BPI claims repayment as a result of the consummation of the Transaction, and/or (ii) the financial or commercial conditions in relation to such grant income under or in connection with the relevant underlying agreements are modified by the respective authorities (including the European Commission) to the detriment of the Company and/or any other member of the Purchaser Group, in each case of (i) and (ii) to the extent not resulting from an act or omission of the Purchaser Group after the Effective Date (including any upstreaming of Additional Grants from the Company to the Purchaser or any other member of the Purchaser Group); (c) the exercise by the French State (or any substituted entity) of the call option granted by the Company pursuant to the terms and conditions of the BPI Subsidy Agreement; (d) a breach of an environmental warranty according to Schedule 7 (Seller Warranties) paragraph 13, (e) a Contamination existing at or before the Effective Date, or (f) any of the two (2) HR Litigations or its respective underlying facts. 17.2 With regard to the indemnities under clauses 17.1(d) and 17.1(e): (a) the liability of the Seller shall in no event exceed the total amount of 50% of the Purchase Price; (b) 20% of any costs, expenses, damages and losses incurred shall be borne by the Purchaser; (c) any claim by the Purchaser against the Seller shall be excluded following the expiry of five (5) years after the Effective Date, it being understood, for the avoidance of doubt, that (i) any such claim in relation to which the Purchaser has notified the Seller in writing with reasonable detail of the underlying facts and grounds of such claim prior to the expiry of such five (5) year period after the Effective Date shall not be considered excluded and (ii) paragraph 6 limbs (i) and (ii) of Schedule 7.1

Project Arboris Sale and Purchase Agreement 4 November 2025 27 137 respective obligation to deduct or withhold Tax under applicable double tax treaties or other applicable Laws, including by providing any reasonable requested document or information. Except as provided otherwise, each Party shall be responsible for its own Taxes due as a result of the execution or completion of this Agreement, including but not limited to income Tax and capital gains Tax. If and to the extent a Party has failed to withhold Taxes on sums payable under this Agreement despite being required by applicable law or double tax treaties to deduct withholding Tax from such sums and such Party is held secondarily liable for such Taxes it failed to withhold, the relevant payee shall indemnify the payor from such withholding Taxes unless and to the extent the payee proves that the relevant Tax would not have fallen due or could have been avoided if the payor had initially complied with its obligation to withhold. 18.5 If any amount due under this Agreement (other than interest) is not paid on the due date, the defaulting party shall pay Default Interest on that amount calculated on a daily basis from but excluding the due date up to and including the date of actual payment. 19. Costs 19.1 Subject to clause 19.2 and unless otherwise specified in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for the costs and charges induced by them in connection with the Transaction. 19.2 The Purchaser shall bear (i) all notarial fees, if any, out of the entering into or consummation of this Agreement, (ii) all fees, costs and expenses relating to satisfying the Condition under clause 5.1(a), (iii) all transfer or registration fees or transfer or registration Taxes, including real estate transfer Taxes, stamp duties and similar levies (including all French registration duties (droits ), and in each case including any interest or penalties relating thereto unless such interest or penalties are triggered by any action or omission of the Seller or any of its Affiliates) arising in respect of the acquisition of the Shares or out of the entering into or the consummation of this Agreement, but excluding VAT which is exclusively dealt with in clause 2.7. The Seller shall bear all fees, costs and expenses relating to satisfying the Condition under clause 5.1(b). Subject to the foregoing sentences, each Party shall bear the costs and expenses incurred by it for the services of its advisers and the Seller shall bear the costs and expenses incurred by the Company for the services of advisers, if any, provided in connection with the entering into or consummation of this Agreement or any other Transaction Document. 19.3 The costs of the (i) insurance premium (including any additional premiums for any enhancements of cover, e.g., for any scrapes, other synthetic coverage, extended loss definition, tipping to nil retention etc.) as well as any related Tax) to be paid to the underwriters of the W&I Policy, and (ii) any other underwriting costs shall be equally shared between the Seller and the Purchaser. 19.4 The Purchaser shall indemnify (freistellen) the Seller against any transfer Tax or registration fees, stamp duties and similar levies to the extent such Tax, fee or duty shall be borne by Purchaser under this Agreement assessed against or

Project Arboris Sale and Purchase Agreement 4 November 2025 28 137 levied on the Seller. The Seller shall indemnify (freistellen) the Purchaser against any fees, costs or expenses to the extent such fees, costs or expenses shall be borne by Seller under clause 19.2 and 19.3 assessed against or levied on the Purchaser or the Company. 20. Announcements 20.1 Neither the Seller nor the Purchaser (nor any of their respective Representatives) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). 20.2 The restriction in clause 20.1 shall not apply to the extent that the announcement or communication to shareholders is required by law or by any stock exchange or any regulatory, governmental or antitrust authority having appropriate jurisdiction (provided that the Party proposing to make the announcement or issue the communication to shareholders first notifies the other Party of its intention to do so and takes into account the other Party s reasonable comments, to the extent legally permissible). 20.3 The restriction in clause 20.1 shall further not apply in respect to a press release of the Seller and the Purchaser which the Parties have pre-agreed on with respect to the Transaction as attached in Schedule 20.3 (Press release) which will be released at or after the date of this Agreement. 21. Confidentiality 21.1 The Parties hereby confirm that the non-disclosure obligations under the Master Collaboration Agreement entered into by them on 9 March 2023 shall remain in full force and effect until the Effective Date and, to the extent that a longer period is specified therein in respect of certain obligations, for such longer period. 21.2 After the Effective Date, the following confidentiality provisions shall apply, and for the purposes of this clause 21, Confidential Information means: (a) information relating to the provisions of, and negotiations leading to, this Agreement; and (b) (in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) in relation to the Seller Group; and includes written information and information transmitted or received orally, visually, electronically or otherwise and any information which the Party (or any of its Representatives) has determined from the information received, including forecasts or projections. 21.3 Neither Party shall (and shall ensure that its Representatives do not) disclose any Confidential Information to any other person unless (i) permitted to do so under clause 20 or this clause 21 or (ii) the other Party consents in writing.

Project Arboris Sale and Purchase Agreement 4 November 2025 29 137 21.4 Subject to clause 21.6 below, clause 21.3 shall not prevent disclosure by a Party or any of its Representatives to its respective Affiliates or its respective advisers bound by professional secrecy or customary non-disclosure agreements to the extent that such disclosure is necessary for the performance of this Agreement or is otherwise required to protect legitimate interests (berechtigte Interessen). 21.5 Subject to clause 21.6 below, clause 21.3 shall not prevent disclosure by a Party or any of its Representatives to the extent that it can demonstrate that: (a) the disclosure is required by law or by a stock exchange or Governmental Entity having applicable jurisdiction or required in connection with the Tax affairs of the disclosing Party (provided that, except in connection with disclosure to a Tax Authority, to the extent legally permissible, the disclosing Party first notifies the other Party of its intention to disclose such information and takes into account the other Party s reasonable comments); (b) the disclosure is of Confidential Information which was lawfully in the possession of the disclosing Party or one of its Representatives (in either case evidenced by written records) without any obligation of secrecy before it was received or retained; (c) the disclosure is of Confidential Information which has previously become publicly available other than through the acts or omissions of the disclosing Party (or its Representatives); (d) the disclosure is necessary for the purposes of any arbitration of legal proceedings arising under this Agreement (or any other Transaction Document); (e) the disclosure is made by or on behalf of the Seller or the Purchaser to W&I Insurance brokers, insurers and re-insurers, in each case who have signed confidentiality agreements; or (f) the disclosure is made to lending banks, financial institutions or other funding or prospective funding partners (whether debt or equity) of the Seller, the Company, the Purchaser or any of its Affiliates or arrangers of such financing (or their respective Affiliates) or rating agencies engaged by or on behalf of the Seller or the Purchaser and their directors, officers and advisers, provided such parties are subject to confidentiality obligations substantially equivalent to the provisions of this clause 21; 21.6 Both the Seller and the Purchaser undertake that they (and their Representatives) will only disclose Confidential Information in accordance with this clause 21 if reasonably required to do so and, in the case of disclosure under clauses 21.5(f), only if the recipient is aware of the confidential nature of the Confidential Information and is subject to an obligation to keep all information so disclosed confidential. 21.7 In the event of termination of this Agreement, the Purchaser shall, at the Seller s request, as soon as reasonably practicable:

Project Arboris Sale and Purchase Agreement 4 November 2025 30 137 (a) return to the Seller all written documents and other materials relating to any member of the Seller Group, the Company or this Agreement (including Confidential Information) which the Seller (or its Representatives) has provided to the Purchaser (or its Representatives) without retaining copies thereof; (b) destroy any information or other documents derived from such Confidential Information; and (c) so far as is practicable, delete such Confidential Information from any computer or other (including cloud-based) data storage device, unless such information has entered the public domain without breach of a confidentiality obligation to the Seller. The Purchaser shall not have any retention right with respect to such documents, data or other materials. 21.8 This clause 21 sets out the entire agreement between the Parties relating to confidentiality with regard to the Transaction and, subject to clause 21.1, supersedes any previous agreements (whether oral or written) relating to confidentiality. 22. Assignment Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, hold on trust or encumber any of its rights or interests in or under this Agreement nor grant, declare, create or dispose of any right or interest in or under any of them. No specific agreement shall be required to the extent that the respective disposal is made to an Affiliate of the disposing Party on the basis of a written agreement ensuring with an in rem-effect (mit dinglicher Wirkung) that in case of a termination of the affiliation, which shall be notified in writing to the respective other Party without undue delay (unverzüglich), the respective claims will automatically re-transfer to the disposing Party without any encumbrance. 23. Set-off Rights 23.1 Without limiting any other rights or remedies available to any member of the Purchaser Group under this Agreement, the Framework Services Agreement, or the Site Services and Transitional Services Agreement, respectively (collectively, the Set-Off Agreements), the Purchaser shall have the right, at its sole discretion to withhold, set-off, or reduce any amounts payable or otherwise due from the Purchaser or any of its Affiliates to the Seller or any of its Affiliates under any of the Set-Off Agreements, if and to the extent such amounts are beyond their due date, by an amount equal to any amount asserted or claimed in good faith by the Purchaser to be owed by the Seller or any of its Affiliates under this Agreement, including pursuant to any indemnity or other contractual obligation. For the avoidance of doubt, payment netting or set-offs between relevant parties are acceptable but no invoice netting shall be allowed and therefore all relevant parties are, in principle, expected to raise compliant invoices to support taxable events where those are applicable.

Project Arboris Sale and Purchase Agreement 4 November 2025 31 137 23.2 If the amount of any such asserted claim is subsequently agreed between the parties, settled, or determined by a final non-appealable judgment or award, and differs from the amount withheld or set-off, then the relevant parties shall promptly settle any resulting difference through payment by the appropriate party. 23.3 The Seller acknowledges and agrees that any exercise by the Purchaser or its Affiliates of their rights under this clause shall not excuse, suspend, or otherwise affect any obligation of the Seller or its Affiliates to continue to perform their obligations under any of the Set-Off Agreements in accordance with their terms, including the continued provision of services, notwithstanding any non-payment or reduced payment in accordance with this clause. 23.4 The Seller shall, and shall ensure that its Affiliates shall, take all actions reasonably required to give effect to the rights of set-off, withholding, or reduction set out in this clause, including entering into, amending, or acknowledging any intercompany or other arrangements as may be reasonably required to facilitate or enforce such rights. 24. Further assurances 24.1 Both the Seller and the Purchaser shall, for a period of six (6) months from the Effective Date, promptly (unverzüglich) execute, or cause to be executed any other documents required by law or necessary to give effect to and implement any transactions contemplated under or in connection with this Agreement or any other Transaction Document. 24.2 Each of the Seller and the Purchaser shall, to the extent legally possible, procure that its Representatives perform all obligations under this Agreement expressly applicable to such Representatives. 25. Notices 25.1 All notices given by one Party to the other in connection with this Agreement shall be in writing in the English language, email being sufficient, unless notarisation or some other special form is required by law. In case of a notice via email, such notice shall be accompanied by a pdf copy of the notice duly signed on behalf of the Party giving notice. 25.2 A notice shall take effect upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered personally or by registered mail; or (ii) at the time of transmission if delivered by email, unless the sender receives a non-delivery or similar error message. If delivery or transmission occurs outside Working Hours, the notice shall be deemed to have been delivered or transmitted at the beginning of Working Hours on the next following Business Day. 25.3 The addresses of the Parties for the purposes of this clause 25 are set out in Schedule 25 (Parties addresses). The Parties shall, without being under any legal obligation to do so, promptly (unverzüglich) notify the other Party in writing of any change in their respective addresses. Pending such notification, subject to clauses 25.1 and 25.2, all notices delivered or transmitted to the

Project Arboris Sale and Purchase Agreement 4 November 2025 32 137 relevant Party s address set out in Schedule 25 (Parties addresses)) or, as the case may be, the last address communicated to the other Party in accordance with sentence 1, shall be deemed to have been duly given. 25.4 Notwithstanding the foregoing, any notice required to be given in connection with Schedule 4.1 (Conduct of the Company pre-Closing), shall be sent by email as set forth in paragraph 2 of Schedule 4.1 (Conduct of the Company pre-Closing) and such notice shall be deemed to have been received at the time of transmission. 26. Conflict with other agreements In the event of any conflict between the terms of this Agreement and any other Transaction Document or other agreement, this Agreement shall prevail (both between the Parties and between other members of the Seller Group and members of the Purchaser Group), unless (i) such other agreement expressly states that it prevails over this Agreement in that respect or generally and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement prevails over this Agreement in that respect or generally. 27. Whole agreement This Agreement sets out the entire agreement between the Parties relating to the sale and purchase of the Shares and supersede all prior drafts, agreements, understandings or arrangements, whether written or not, relating to the Transaction. 28. Variations No amendment of this Agreement shall be valid unless made in writing or text form (unless notarisation is required) and duly signed by or on behalf of all the parties to this Agreement. This also applies to an amendment of this clause 28. 29. Invalidity 29.1 Each of the provisions of this Agreement is severable. If any provision of this Agreement is held to be or becomes invalid or unenforceable as a whole or in part under the Laws of any jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. In such case, the Parties shall use all reasonable efforts to replace any such invalid or unenforceable provision with such valid and enforceable substitute provision that comes as close as possible to the economic purpose of the invalid or unenforceable provision. The same shall apply in the event that this Agreement contains an unintended gap (unbeabsichtigte Vertragslücke). 29.2 It is the express intention of the Parties that this clause 29 shall not constitute a mere reversal of the burden of proof (Beweislastumkehr) but shall, to the fullest extent possible and permissible, maintain the validity and enforceability of the remaining provisions of this Agreement to the complete exclusion of the applicability of Sec. 139 of the German Civil Code (BGB).

Project Arboris Sale and Purchase Agreement 4 November 2025 33 137 30. No third-party enforcement rights Except as expressly set forth in this Agreement, this Agreement does not grant any rights to any person who is not a party to this Agreement. To the extent that this Agreement expressly grants rights to third parties, the Parties are permitted to modify or exclude such rights at any time without the consent of the relevant third party. 31. Governing law and jurisdiction 31.1 This Agreement shall be governed by and interpreted in accordance with German law, excluding conflict of law rules and the UN Convention on Contracts for the International Sale of Goods (CISG), having regard to the rules of interpretation set out in paragraph 2 of Schedule (D) (Definitions and interpretation). 31.2 All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. The seat of arbitration is Frankfurt, Germany. The language of the arbitration shall be English. The rules of law applicable to the merits shall be German law. The law applicable to this arbitration clause and its validity is German law.